SECURITIES AND EXCHANGE COMMISSION
                           Washington, DC  20549

                               SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                           (Amendment No. 3) *



                 Home Health Corporation of America, Inc.
                            (Name of Issuer)

                           Common Stock, no par
                          (Title of Securities)

                                 436936 10 8
                               (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Sec 1745 (2/95)	                Page 1 of 4 pages
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
CUSIP No.  436936 10 8            	13G

1  	NAME OF REPORTING PERSON
    Bruce J. Feldman
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

2  	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)   (b)

3  	SEC USE ONLY

4  	CITIZENSHIP OR PLACE OF ORGANIZATION
    United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

    5   SOLE VOTING POWER
        514,365 - See Item 4

    6  	SHARED VOTING POWER
        - 0 -

    7  	SOLE DISPOSITIVE POWER
        514,365 - See Item 4

    8  	SHARED DISPOSITIVE POWER
        - 0 -

9  	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    514,365 - See Item 4
 	 	 	                                                                _
10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES |_|
    (See Instructions)

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    5.3% - See Item 4

12 	TYPE OF REPORTING PERSON (See Instructions)
    IN




                            Page 2 of 4 pages
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
                          Schedule 13G Statement
Item 1.

	(a)	Name of Issuer
		  	Home Health Corporation of America, Inc.

	(b)	Address of Issuer's Principal Executive Offices
		  	2200 Renaissance Boulevard, Suite 300, King of Prussia, PA  19406

Item 2.

	(a)	Name of Person Filing
  			Bruce J. Feldman

	(b)	Address of Principal Business Office or, if none, Residence
  			2200 Renaissance Boulevard, Suite 300, King of Prussia, PA  19406

	(c)	Citizenship
  			United States of America

	(d)	Title of Class of Securities
  			Common Stock, no par value

	(e)	CUSIP Number
  			436936 10 8

Item 3.

		Not Applicable

Item 4.  Ownership

 (a)	Amount Beneficially Owned and (b) Percent of Class:

    	As of the date of this Statement, Mr. Feldman may be deemed to be the beneficial owner, pursuant to Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act"), of 514,365 shares of common stock, which represents 5.3% of the outstanding common stock. The filing of this Statement shall not be construed as an admission that Mr. Feldman is, for the purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any equity securities covered by this Statement or that he is required to file this Statement.

	(c) Number of shares as to which such person has:
	    (i)   sole power to vote or to direct the vote,
     (ii)  shared power to vote or to direct the vote,
     (iii) sole power to dispose or to direct the disposition of,
     (iv)  shared power to dispose or to direct the disposition of

    	As of the date of this Statement, Mr. Feldman possesses sole voting and dispositive power with respect to 514,365 shares of common stock, consisting of 509,365 shares owned directly by Mr. Feldman and 5,000 shares which may be acquired by Mr. Feldman upon the exercise of currently exerciseable warrants.


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Item 5.	Ownership of Five Percent or Less of a Class

     		If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following __
                                                                      |__|

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

        Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired
        the Security Being Reported on By the Parent Holding Company

		      Not Applicable

Item 8.	Identification and Classification of Members of the Group

     			Not Applicable

Item 9.	Notice of Dissolution of Group

     			Not Applicable

Item 10.	Certification

        Not Applicable




                                      SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                      February 5, 1999

                                     /s/ Bruce J. Feldman

                               	      Bruce J. Feldman, President & CEO




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